Exhibit 4.1

AMENDMENT NO. 2

TO THE

SHAREHOLDERS RIGHTS AGREEMENT

Between

GLOBUS MARITIME LIMITED

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Rights Agent

Dated as of July 22, 2026

This Amendment No. 2 to the Shareholders Rights Agreement (this “Amendment”), dated as of July 22, 2026, is by and between Globus Maritime Limited, a Marshall Islands corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Shareholders Rights Agreement, dated as of August 3, 2023, as amended by that certain Amendment No. 1 to the Shareholders Rights Agreement, dated as of January 30, 2025 (collectively, the “Rights Agreement”);

WHEREAS, the Rights, under the current terms of the Rights Agreement, will expire at the Close of Business on August 3, 2026;

WHEREAS, the Exercise Price for each one one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right, under the current terms of the Rights Agreement, is $5.00;

WHEREAS, in accordance with the terms of Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, subject to certain limited exceptions, the Company and the Rights Agent may amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, as of the date hereof, a Distribution Date has not occurred; and

WHEREAS, the Board of Directors of the Company determined that it was in the best interests of the Company and its shareholders to (i) extend the Final Expiration Date for a period of 24 months to August 3, 2028, and (ii) increase the Exercise Price for each one one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right to $10.00, in each case, in accordance with the terms set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereto hereby agree as follows:

1.	Rights Agreement Amendments.

(a)            The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

““Final Expiration Date” shall mean the Close of Business on August 3, 2028.”

(b)            Section 7(b) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“(b) The Exercise Price for each one one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right shall initially be Ten U.S. Dollars ($10.00), shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

2.	Exhibit B – Form of Rights Certificate.

(a)            The first sentence of the introductory paragraph of Exhibit B to the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“NOT EXERCISABLE AFTER AUGUST 3, 2028, UNLESS EXTENDED PRIOR THERETO BY THE BOARD OF DIRECTORS OF THE COMPANY, OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS.”

(b)            The first sentence of the first paragraph following the introductory legend of Exhibit B to the Rights Agreement (beginning with the words “This certifies that”) is hereby deleted in its entirety and replaced with the following:

“This certifies that ___________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of that certain rights agreement, dated as of August 3, 2023, as amended from time to time (collectively, the “Rights Agreement”), by and between Globus Maritime Limited, a Marshall Islands corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on August 3, 2028, at the office or offices of the Rights Agent designated for such purposes, or at the office or offices of its successor as Rights Agent designated for such purposes, one one-thousandth of a fully paid non-assessable share of Series C Participating Preferred Shares, $0.001 par value per share (the “Preferred Shares”), of the Company, at a purchase price of $10.00 per one one-thousandth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase duly executed and properly completed. The number of Rights evidenced by this Rights Certificate (and the number of one one-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of __________________, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-thousandths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events.”

3.	Exhibit C — Summary of Rights.

The “Exercise Price” paragraph as set forth in Exhibit C to the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Exercise Price. Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Shares (a “Preferred Share”) for $10.00 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as one Common Share would have. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.”

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The “Expiration” paragraph as set forth in Exhibit C to the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Expiration. The Rights expire on the earliest to occur of: (i) August 3, 2028; or (ii) the redemption or exchange of the Rights as described above.”

4.             Capitalized Terms. Capitalized terms used and not otherwise defined herein will have the meanings given such terms in the Rights Agreement.

5.             Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if any such invalid, void or unenforceable term, provision, covenant or restriction shall adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

6.             Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

7.             Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8.             Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.             Effect of Amendment. Except as expressly modified by this Amendment, the Rights Agreement and its exhibits shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

GLOBUS MARITIME LIMITED

By:	/s/ Olga Lambrianidou
Name: Olga Lambrianidou
Title: Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Brooke Webb
Name: Brooke Webb
Title: Senior Vice President, Client Management